EXHIBIT 10.1



                 PRODUCT DEVELOPMENT, DISTRIBUTION, AND WARRANTY
                                SUPPORT AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of April 14, 1999, by and between Imatron Inc., a New Jersey corporation ("Imatron") and AccuImage Diagnostics Corp., a Nevada corporation ("AccuImage").

                                    Recitals:

          A. Imatron is engaged in the business of providing imaging technology and services for its products and for the products of others; and

          B.  AccuImage  is  engaged in the  business  providing  image  display
products  and  software  and  desires  to  contract   with  Imatron  to  provide
distribution and service on AccuImage's products for AccuImage's products.

PRODUCT DEVELOPMENT

Fee Structure:

          1) Fee plus bonus paid to AccuImage for delivering a completed Imatron Product Package (see page 2 for definition) by 5/15/99:
               $50,000. For AccuImage to collect the $50,000 fee plus bonus amount, AccuImage must have obtained FDA 510(k) product approval.

          2) Fee paid to AccuImage for delivering a completed Imatron Product Package by 6/15/99: $25,000. For AccuImage to collect the $25,000 fee amount, AccuImage must have obtained FDA 510(k) product approval. If AccuImage has completed the product package by 6/15/99, but FDA approval has not been obtained, then the fee paid to AccuImage is reduced to $20,000 payable upon FDA approval.

          3) Penalty suffered by AccuImage for delivering a completed package after 6/15/99: Effective 6/15/99, AccuImage agrees to provide Imatron free licenses of the Imatron Product Package until it is completed (no hardware of any kind is included). Only Imatron customers who were undergoing installation while the Imatron Product Package was incomplete after 6/15/99 can qualify for the free licenses. Free licenses will be released to Imatron in complete or partial form. Completed plug-ins will be made available to Imatron immediately, with the unfinished plug-ins still due Imatron in accordance with this penalty provision that states that a complete Imatron Product Package license will be provided free of charge. Only after completion of the Imatron Product Package, will Imatron be liable for payment to AccuImage for software products. No fee is paid to AccuImage for late completion of the Imatron Product Package.

          4) Appropriate decrements in Bonus amount between the dates stated in the Accelerated Delivery Date and the Delivery Date will be calculated on daily timestamps.

Method for Determining a Completed Imatron Product Package:

          A) Each software plug-in module in the Imatron Software Product Package will be evaluated separately and deemed completed in one of two ways:

               1) If AccuImage has sold a software plug-in module to three customers and there is substantial evidence of product sufficiency, then that software plug-in module will be deemed complete. Successfully placing products at customer sites proves market acceptability in terms of functionality, speed, image quality and ease-of-use.

               2) All software plug-in modules not deemed complete by conditions in point 1) above will be evaluated by Jeff Sorenson, Imatron Product Manager, or an outside third party agreeable to both Imatron and AccuImage. This person shall adjudicate on product completion.

          B) Each EBT connectivity package, the Megalink Gateway and the UPOW Gateway, will be evaluated by Jeff Sorenson, Imatron Product Manager or an outside third party agreeable to both Imatron and AccuImage. This person shall adjudicate on product completion.

Technical Support:

          1) AccuImage will be granted needed access to Imatron's Laser Camera for testing the AccuFilm plug-in module.

          2) AccuImage will be granted access to Imatron's scanner to test Megalink connectivity and UPOW connectivity as well as debug problems as they arise.

          3) AccuImage will be granted a set of Imatron's proprietary format images to be used to test the conversion from this proprietary file structure to the DICOM standard.

Imatron Software Product Package: (list of included plug-ins)

         Pricing shown is for individually-sold plug-ins and is NOT representative of standard packaged product offerings.

         AccuView Imatron Selling Price: $495 With any plug-in purchase: FREE

         AccuView is a Viewer/Browser program that enables viewing of DICOM formatted images stored on a local PC, or on any network drive. AccuView is extendible using a series of powerful plug-in modules that provide additional network services and advanced processing functions. AccuView can display all medical images that are formatted with the DICOM standard including cine images from angiography, ultrasound, nuclear medicine, as well 2D, 3D, and 4D images from conventional radiography, CT, MRI, and PET. Imatron format and UltraAccess format files are directly compatible.

         AccuNet                            Imatron Selling Price:     $  995

         AccuNet provides advanced DICOM receive service. Using this module, data can be received from any modality and/or workstation vendor that adheres to the DICOM standard and has an Internet connection.

         AccuTrans                          Imatron Selling Price:     $  995

         AccuTrans provides advanced DICOM send service. Data can be sent to any workstation with resident AccuNet software running.

         AccuPrint                          Imatron Selling Price:     $  995

         AccuPrint   provides  the   capability  to  print  medical   images  on
         inexpensive paper printers and Codonics network printers through an easy-to-use, Microsoft Word based document assembly interface.

         AccuEdit                           Imatron Selling Price:     $ 5,210

         AccuEdit allows the user to edit away unwanted tissue structures before manipulating the medical data with other plug-in modules. Single image editing, slab editing and barrel volume editing are all included.

         AccuFilm                           Imatron Selling Price:     $10,210

         AccuFilm provides the capability to print medical images on laser film imagers. Supported laser interfaces include 3M P831 and P952. Support for Kodak film imagers is included but might not be available in the initial software release. The Plexar (DASM) interface is included-

         AccuScore                           Imatron Selling Price:     $ 9,880

         AccuScore provides calcium scoring, reporting, and database management for quantifying the amount of calcium in coronary arteries as obtained using Imatron EBT or spiral/helical CT image data. Included are 3D Agatston scoring, plaque volume and calcium mass determination, context-driven auto reporting, and database storage of clinical parameters.

         AccuProjector                       Imatron Selling Price:     $ 9,880

         AccuProjector provides the capability to perform maximum intensity projections, multi-planner reformatting, and 3D rendering to display vascular and other body structures. The program processes a contiguous sequence of CT or NM image data. 2D vascular projections are possible in any arbitrary plane with user definable increments. The resulting images may be stored or sent to a color printer via the standard NT platform.

         AccuVRT                            Imatron Selling Price:     $14,890

         AccuVRT utilizes a volume rendering technique with transparent full color output to display multiple tissues in various hues. This method may be used to render "life-like" renditions of all tissues in the body. Hallmark applications to date include diagnosis of vascular anomalies, renal disease, tumor characterization, as well as pre-surgical planning and post-surgical follow-up.

         AccuScope                          Imatron Selling Price:     $14,890

         AccuScope enables the user to design a specific flight path through a vessel, airway, or colon using set key-frames and auto-navigation. Volume data along this Right path are rendered on the surface of the lumen. With this information at hand, virtual imaging using CT data is now a viable asset to the diagnosis. It is foreseeable that uncomfortable studies such as barium enemas, and costly studies such as angiograms, may become confirmation tools rather than procedures necessary for initial diagnosis.

         Megalink Gateway                   Imatron Selling Price:     $20,000

         Software providing Megalink connectivity to the EBT scanner, conversion of proprietary Imatron file format to standard DICOM format, cards that are installed in both the AccuImage workstation and the EBT scanner itself and the optic fiber cable linking the two devices.

         UPOW Gateway                       Imatron Selling Price:     $15,000

         Software providing UPOW connectivity to the EBT scanner, conversion of proprietary Imatron file format to standard DICOM format, an additional Gateway computer that runs software and houses computer cards, the UPOW card required on the Gateway computer and an eight meter cable providing connection between the Gateway computer and EBT scanner.

         DISTRIBUTION:

          1. Imatron is the exclusive distributor of AccuImage products to new EBT customers in the United States and abroad. All current and future software plug-ins will be available to Imatron for resale purposes. This exclusive agreement is for a period of five years commencing on the date that it is signed by both parties.

          2. Imatron is responsible for promotion, installation, sales, and applications training of all hardware and software products distributed by them.

          3. AccuImage carries all installed base responsibilities for all equipment and software sold by Imatron under this Distribution section (except as provided for in the Warranty Support section contained herein).

          4. AccuImage reserves the right to solicit direct sales to the installed base of Imatron scanners. Computer hardware servicing, software installation and application training of sales to this installed base will be done, at AccuImage's discretion, either by AccuImage application engineers, or Imatron application engineers at an agreed upon fee for this service.

          5. AccuImage agrees not to run any promotions with special pricing that discounts the stated MSRP or published actual selling price of any plug-in or combination of plug-ins without the prior review and written approval of Imatron. (see page 13 for communications instructions). Such approval may not be unreasonably withheld.

          6.   End user pricing will remain the discretion of Imatron.

          7. AccuImage will provide Imatron with a full software suite and production hardlock dongle free of charge for demonstration and training purposes.

          8. AccuImage agrees to achieve and maintain compliance with all applicable Food and Drug Administration (FDA) regulations, Medical Device Directive (MDD) provisions, and any other regulatory or compliance requirements that apply to sales of AccuImage products in the United States and to foreign countries.

          9. AccuImage Diagnostics Corp. will supply to Imatron individual plug-ins, with required hardware included as described in the plug-in descriptions above, at the prices listed below. All pricing is in U.S. Dollars. Note: These prices are derived by discounting AccuImage's published software-only Plug-in prices by 30%. AccuFilm was then increased by $4,000 to include the Plexar
               (DASM) interface hardware.

                  Plug-in           Imatron Cost

                  AccuView          $347 (Free with any plug-in purchase)

                  AccuNet           $696

                  AccuTrans         $696

                  AccuPrint         $696

                  AccuEdit          $3,647

                  AccuFilm          $7,647 (Includes Plexar (DASK)

                  AccuScore         $6,916

                  AccuProjector     $6,916

                  AccuVRT           $10,423

                  AccuScope         $10,423

                  MegaLink          $ 5,000 (or $15,000 if not sold w/ Imatron
                                             Standard Config.)

                  UPOW              $ 2,500 (or $12,500 if not sold w/ Imatron
                                             Standard Config.)

          10. All transfer pricing is FOB South San Francisco, CA. Payment terms are 50% with delivery, with the balance due within 30 days of shipment to the customer. AccuImage will ship all orders to Imatron within 7 days of receipt.

          11. For software plug-in selections of $40,000 dollars and above, AccuImage will include PC hardware with the software. AccuImage will continue to upgrade its standard hardware configuration to take advantage of advances in that industry. AccuImage will provide hardware that is certified with the "CE mark" whenever required (currently required in Europe). AccuImage is responsible to determine if this requirement exists and automatically ship the "CE Marked" hardware with the order.

          12. For software plug-in selections less than $40,000 dollars, AccuImage will provide the plug-ins (which may include specialized hardware) at the agreed upon Imatron price. If PC hardware is required, AccuImage will add the cost of computer hardware plus 10%.

          13. When Imatron sells two AccuImage workstations in one sale to a customer, AccuImage agrees to provide Imatron with the second AccuImage workstation at a 50% discount off of the agreed upon Imatron price. Hardware for this second workstation will be provided at cost plus 10%.

          14. AccuImage agrees to provide a maximum of 15 AccuImage workstations including hardware and software at a price equal- to hardware cost plus 10%. These workstations are to be used only in cases where:

                          Imatron has booked a two workstation package (any combination of UltraAccess workstations and AccuImage workstations where AccuImage has been booked or sold into the account) to a customer prior to 4/l/99, AccuImage agrees to provide Imatron with one workstation under this provision, Or,

                          Imatron is offering the AccuImage workstation as a Y2 replacement for an UltraAccess workstation.

          15. In cases where AccuImage provides hardware to Imatron to upgrade an existing AccuImage workstation, AccuImage will charge cost plus 20% for the additional hardware required. Software is provided free of charge as provided for in the Warranty Support section herein.

          16. All hardware (PC, Plexar-DASK Megalink, etc.) sold by AccuImage carries a full one year parts and labor warranty and will be implemented as detailed in the Warranty Support section herein.

          17. AccuImage will provide Imatron with replacement software for its customers free of charge if the original software is irrevocably lost or deleted from the disk drive. Imatron will be responsible for installation and technical support.

          18. AccuImage agrees to supply all source sales and marketing materials it produces to Imatron in a timely manner. Master demonstration CDs containing sales and marketing material will be produced periodically by AccuImage and sent to Imatron for replication and distribution. Imatron may edit, print and distribute these materials as Imatron sees fit, subject to AccuImage's approval.

          Definition of the Imatron Basic Workstation Package Configuration:

          Included Modules:
          ----------------
          AccuView          AccuNet         AccuTrans

          AccuEdit          AccuScore       AccuProjector

          AccuVRT           AccuScope       AccuPrint

         Minimum Hardware:
         ----------------
        Dual 400MI-Iz Pentium H chip set    Recordable CD with software
        9 Gigabyte hard-drive               512 Megabytes RAM
        2 1 -inch color monitor             Keyboard, mouse
        10 mbit network hub                 Fast and wide SCISI port
        Epson color ink-jet printer

        Pricing to Imatron:
        ------------------

        TOTAL: $40,000 includes software and hardware detailed above

Definition of all Imatron-sold Configurations with Pricing:


                                                                Imatron
Basic Configuration above PLUS:                Cost             MSRP

Only Basic Configuration                      $40,000           $60,000
With AccuFilm,                                $48,000           $70,000
With AccuFffm and MegaLink*                   $53,000          $809,000
With AccuFilm, MegaLink, and UPOW Gateway     $55,500           $85,000
With MegaLink                                 $45,000           $70,000
With MegaLink and UPOW Gateway                $47,500           $75,000
With UPOW Gateway                             $42,500           $65,000

         * typical configuration sold to Imatron customers.

WARRANTY SUPPORT

          1. AccuImage agrees to utilize Imatron exclusively as its provider of on-site corrective maintenance, warranty and customer support for systems AccuImage has sold.

          2. Imatron Sold AccuImage Products: Imatron will provide on-site applications training and installation. The sale will include a one year warranty that covers parts and on-site service performed by Imatron. The sale will include the Platinum Phone Support Plan, defined at the end of this document. The fee paid by AccuImage to Imatron will be 5% of the total Imatron cost of the product. This calculation is made using the cost figures given in this agreement regardless of what Imatron actually paid AccuImage for the product(s).

          3.   Imatron  Sold   AccuImage   Products  at   Difficult   Geographic
               Locations: In cases where it is not reasonably possible to provide on-site service, the customer will receive the Platinum Phone Support Plan, and AccuImage will utilize a return-to-factory method of correcting hardware problems. In this case Imatron will not charge AccuImage to provide the Platinum Phone Support.

          4. AccuImage Sold AccuImage Products over USD$40,000: The sale will include a one year warranty that covers parts and on-site service performed by Imatron. The sale will include the Platinum Phone Support Plan, defined at the end of this document The fee paid by AccuImage to Imatron will be 5% of AccuImage's product MSRP. For difficult geographic locations, AccuImage will pay Imatron for the Platinum Phone Support package only. Application training and installation will be performed by AccuImage, or may be subcontracted out to Imatron at an agreed upon price and at AccuImage's discretion.

          5. AccuImage Sold AccuImage products under USD$40,000: AccuImage will offer its customers the suite of Phone Support Plans, defined at the end of this document. The fee paid to Imatron will be the agreed upon Imatron fee for the customer's choice of Phone Support Plan.

          6. This Warranty Support section does not apply to systems sold by AccuImage that are governed by pre-existing distributor agreements with a party other than Imatron, provided they are located outside the United States of America. Imatron may, at its discretion, offer other AccuImage distributors technical phone support for an agreed upon fee.

          7. Imatron agrees to set-up a toll-free number (separate from the Imatron service number) as the dial-in number for AccuImage customers purchasing one of the Phone Support Plans, defined at the end of this document. AccuImage reserves the right periodically to check the efficacy of Imatron's staff in administering phone support. Feedback from AccuImage on customer support will be used to improve the service.

          8. AccuImage will provide all software upgrades or bug related fixes free of charge to Imatron customers. The distribution channel for these upgrades will always be through Imatron and will remain the responsibility of Imatron service to install while the Warranty Support Agreement is in effect. In cases where there are unusual costs associated with bug related fixes, AccuImage will be charged 60% of Imatron's published labor rates, and 100% of the material costs required to perform bug related fixes.

          9. Parts supplied or services rendered by Imatron will have an amount added to the price equal to all applicable taxes.

          10. Imatron reserves the right to adjust all charges described in this Agreement if a covered product's specifications, attachments, or features increase the cost of performing maintenance.

          11.  AccuImage  agrees to provide Imatron  Technical  Specialists with
               access  to  AccuImage   Technical  Support  24  hours/day  and  7
               days/week.

          12. AccuImage agrees to provide reasonable on-site technical support in critical customer situations.

          13. Warranty and phone support package payments are calculated and agreed to by both parties at the end of each month. Payment terms are Upon Receipt.

          14. AccuImage agrees that, upon termination of this agreement, AccuImage retains all responsibilities to the installed base of AccuImage equipment, even if sold by Imatron.

          15. EXCLUDED SERVICES: Not included in the warranty service provided by Imatron are: Defects or performance deficiencies if due to (1) acts of God, acts of civil or military authority, floods, fires, strikes or other causes beyond the reasonable control of Imatron;
               (2) Accident, neglect, misuse, negligent handling or storage of AccuImage products by AccuImage or any other customer, or their respective employees, agents, contractors, or other persons having access thereto; (3) any modification, alteration, repair, change, or addition to covered products not made by AccuImage or Imatron; or (4) misuse of the product or use of the product in an extraordinary or improper manner or in a manner not contemplated by the Operating Instructions.

                Definition an Pricing of Phone Support Packages:

                    Platinum      Gold         Silver           Standard

Hours/No. Calls     Unlimited     20/20        5/5              212

Funct. Upgrades     YES           YES          NO               NO

Imatron Fee         USD$2,000     USD$1,500    USD$250          USD$100

AccuImage           USDS3,000     USD$2,000    USD$500          FREE
Customer Price                                 Free in lieu of
                                               Standard if MSRP
                                               is 10k or greater


GENERAL TERMS AND CONDITIONS

Assignment:

Either party, upon giving prior written notice to the other party, may assign this Agreement and its rights hereunder to any parent, subsidiary or affiliate thereof or to any successor occurring by merger, consolidation, acquisition of a substantial part of its assets or the like. Other than so provided, neither
Imatron nor AccuImage shall assign this Agreement without the prior written consent of the other party; which consent will not be unreasonably withheld- Any attempted assignment without the prior written consent of the other party will be void. No assignment shall release the assignor or is primary liability hereunder.

Force Majeure:

Neither party will be responsible or liable in any way for its failure to perform its obligations under this Agreement during any period in which performance is prevented or hindered by conditions beyond its control, acts of God, fire, flood, war, embargo, court order, strikes, labor disturbances, explosions, riots and laws, rules, regulations and orders of any government authority.

Scope:

This agreement replaces all prior and existing agreements, contracts, and relationships between AccuImage and Imatron including, but not limited to purchase agreements, distribution agreements and service support agreements. This document is valid only in its entirety.

Cancellation and Default Provisions:

Either party has the right to cancel this agreement with 90 days written notice if the opposing party is not fulfilling the terms of this agreement. Such claims will be made in writing and are subject to mediation by third party legal counsel in the event of separation. This agreement may also be cancelled voluntarily at any time if the terms of cancellation are agreed upon in writing by both Imatron and AccuImage. Imatron or AccuImage may cancel this agreement without the consent of the other party with one year written notice. In addition, this Agreement will automatically terminate if either party; (a) becomes a party to any proceeding under the Bankruptcy Act or other insolvency law, voluntary or involuntary, if such proceeding is not dismissed within ninety
(90) days; (b) suffers a receiver to be appointed for its affairs or property; or (c) enters into an assignment or other arrangement for the benefit of its creditors, or suffers an attachment against or a seizure of a substantial part of its assets, products or its parts inventory.

In the case of default by either party under this Agreement, each party will be responsible for their own costs and expenses arising from the default, including reasonable attorney's fees if the non-defaulting party engages legal counsel to preserve or enforce its rights under this Agreement, including collection of any payment due.

Termination of this Agreement will not adversely affect any rights existing as of the effective date of termination.

Disclaimers and Limitation of Liability

IMATRON WILL NOT BE LIABLE (A) FOR PERSONAL INJURY OR PROPERTY DAMAGE TO ANY PERSON EXCEPT PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY ITS GROSS NEGLIGENCE,
(B) FOR INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR INCOME, OR LOSS OF USE OR OTHER BENEFITS OF ANY PERSON, OR (C) FOR ANY DAMAGES (REGARDLESS OF THEIR NATURE) CAUSED IN WHOLE OR IN PART BY ACCUIMAGE OR CUSTOMER, INCLUDING BUT NOT LIMITED TO ACCUIMAGE OR CUSTOMERS FAILURE TO FULFILL OR OBSERVE THEIR RESPECTIVE OBLIGATIONS UNDER CONDITIONS OF ANY SERVICE PROVIDED IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT WITH IMATRON IMATRON'S OBLIGATIONS HEREUNDER ARE IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED.

No advertising, publicity releases, or similar public information concerning tins Agreement, Imatron or Imatron's name, AccuImage or AccuImage's name, or the services to be performed hereunder, shall be published or cause to be published by either Imatron or AccuImage without the prior written consent of the other party, which consent shall not be unreasonably withheld. Imatron will make reasonable efforts to provide a response within fifteen (15) working days from the date of such request. All communications hereunder shall be in writing, and, if sent to either party, shall be sufficient in all respects if delivered, sent by registered mail, Federal Express, or by telecopy and confirmed to such party at:

         If to Imatron:

                  Imatron Inc.
                  389 Oyster Point Blvd.
                  South San Francisco, CA 94080
                  Attn: Mr. Gary Baxter

         If to AccuImage:

                  AccuImage Diagnostics Corp.
                  400 Oyster Point Blvd. Suite 114
                  South San Francisco, CA 940 10
                  Attn: Allen Poirson

This Agreement will be governed by the laws of the State of California and constitutes the entire Agreement between AccuImage and Imatron. No provisions of this Agreement will be deemed waived, amended or modified by either party unless such waiver, amendment or modification be in writing signed by the party against whom it is sought to enforce the waiver, amendment or modification. If any provision of this agreement is held to be illegal or unenforceable, such shall not affect the balance thereof.

Each party acknowledges that it has read this. Agreement, understands it, and agrees to be bound by its terms and conditions. Further, each party acknowledges that this Agreement is the complete and exclusive statement of the Agreement between the parties, which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this agreement Each party also agrees dud this agreement effects an agency relationship, coupled with an interest, between Imatron and AccuImage.

ACCEPTANCE:

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be duly executed as of the date first above written.




-----------------------------------       -----------------------------------
Gary Baxter                               Allen B. Poirson, Ph.D.
Vice President, Marketing Operations      President & CEO
Imatron Incorporated                      AccuImage Diagnostics Corp.



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Jeff Sorenson
Product Manager
Imatron Incorporated